Exhibit 99.1

Stillwater Mining Reports Unaudited 2003 Fourth Quarter and Year-End Results

    COLUMBUS, Mont., Feb. 27 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) announced today its unaudited results for the fourth quarter and year ended December 31, 2003.


     Highlights
     * Asset impairment charge in the fourth quarter of $390.3 million ($234.3 million after tax) to reduce mining assets to estimated fair value and a charge of $78.6 million to reduce deferred tax assets to realizable value, both resulting from a reduction in ore reserves and the continued low price for palladium. Charges are non-cash and not expected to impact operations;
     * Results, before effect of asset impairment and deferred tax asset charges, for the fourth quarter of 2003, net income of $4.0 million, or $0.04 per share, and for the year 2003 a net loss of $18.7 million, or $0.28 per share;
     * Contracts being finalized for sale of 877,169 ounce palladium inventory, acquired in Norilsk Nickel transaction. Term of contracts, two years; primary use, automobile catalytic converters;
     *  Gregory A. Wing appointed new Vice President and Chief Financial
        Officer.


    For the fourth quarter of 2003, the Company reported a net loss of $308.9 million, or $3.44 per share*, on revenue of $60.5 million, compared to a net loss of $0.6 million, or $0.01 per share, on revenue of $58.6 million for the fourth quarter of 2002. The fourth quarter 2003 results include a non-cash $390.3 million asset impairment charge ($234.3 million or $2.61 per share* after tax), to reduce the carrying value of the Company's mining assets to their estimated fair value and a non-cash charge of $78.6 million, or $0.88 per share* to reduce the carrying value of deferred tax assets to realizable value. *(reflects 89.8 million weighted average common shares outstanding for the fourth quarter 2003)

    Prior to the effect of the asset impairment and deferred tax asset charges, net income for the fourth quarter of 2003 was $4.0 million or $0.04 per share. The 2003 fourth quarter operating results reflect higher revenues due to a 7% increase in metal sold partially offset by lower combined realized PGM prices received by the Company, compared to the fourth quarter of 2002.

    For the year 2003, the Company reported a net loss of $331.5 million, or $4.89 per share*, on revenue of $240.2 million compared to net income of $31.7 million, or $0.74 per share, on revenue of $275.6 million for the year 2002. The 2003 results include the non-cash $390.3 million asset impairment charge ($234.3 million or $3.46 per share* after tax) and a non-cash charge of $78.6 million or $1.16 per share* to reduce the carrying value of deferred tax assets to realizable value. Prior to the effect of the asset impairment and deferred tax asset charges, 2003 year-end results were a net loss of $18.7 million or $0.28 per share*. Reported results for the year were also impacted by charges related to the issuance of shares to MMC Norilsk Nickel during the second quarter 2003. These items included a $16.7 million, or $0.25 per share*, non-cash charge to income tax relating to a portion of the Company's tax losses which will not be utilized because of the ownership change, and $3.0 million ($1.8 million, or $0.03 per share*, net of tax) of transaction related costs. *(reflects 67.8 million weighted average common shares outstanding for the year 2003)

    Results of operations for the year 2003 were affected by lower combined realized PGM prices and lower production.


    OPERATING RESULTS

    During the fourth quarter of 2003, the Company produced a total of 147,000 ounces of palladium and platinum, which included 113,000 ounces of palladium and 34,000 ounces of platinum, which was the same in as the fourth quarter of 2002.

    The Company's realized prices per ounce for the fourth quarter of 2003 were $351 for palladium, and $675 for platinum, compared to $412 and $529, respectively, in the fourth quarter of 2002. The Company's average realized combined price per ounce of palladium and platinum for the fourth quarter of 2003 was $424 or approximately 28% above the combined market price per ounce of $330, but was approximately 4% lower than the $440 combined price realized for the same period in 2002.

    Total cash costs on a consolidated basis for the fourth quarter of 2003 decreased 8% to $287 per ounce compared to $312 per ounce for the same period in 2002. The decrease in operating costs is primarily related to lower mining costs per ounce on increased production rates at the East Boulder Mine. Total consolidated production costs per ounce in the fourth quarter of 2003 decreased 5% to $358 from $376 as compared to the same period of 2002. The decrease is due to the reduction in operating costs of $25 per ounce offset by an increase in depreciation and amortization costs of $7 per ounce.

    For the year 2003, the Company produced a total of 584,000 ounces of palladium and platinum, which included 450,000 ounces of palladium and 134,000 ounces of platinum compared to 617,000 ounces for the year 2002, which included 476,000 ounces of palladium and 141,000 ounces of platinum. The Company's realized prices per ounce for 2003 were $352 for palladium and $602 for platinum, compared to $436 and $511, respectively, for 2002. The Company's average realized combined price per ounce of palladium and platinum was $408 per ounce for 2003, or approximately 30% higher than the combined market price of $315 per ounce, but was approximately 10% lower than the $454 per ounce combined price realized in 2002.

    Total consolidated cash costs per ounce for the year 2003 were $283 compared to $287 for 2002. The lower consolidated cash costs were due to a decrease in operating costs primarily related to lower mining costs at the East Boulder Mine. Total consolidated production costs, however, increased to $354 in 2003, compared to $351 in 2002 due to an increase in depreciation and amortization costs of $7 per ounce.


    ASSET IMPAIRMENT CHARGE

    The calculation of ore reserves as at December 31, 2003 resulted in the Company recording a reduction in its proven and probable ore reserves of 7% in contained ounces, which includes a 16% reduction in the contained ounces at the Stillwater Mine. As a result of the reduction in ore reserves at the Stillwater Mine and in view of economic considerations, changes in the mine plan and other factors, the Company assessed the recoverability of the carrying value of its mining and related processing assets. Pursuant to Statement of Financial Accounting Standards 144, the Company determined that its investment in property, plant and equipment at the Stillwater and East Boulder Mines and the related processing assets were impaired. Consequently, the Company recorded a non-cash asset impairment charge of $390.3 million ($234.3 million after tax), thereby reducing the carrying value of these assets to their estimated fair market values as determined by a third party appraiser. The impairment charge reduced the carrying value of the Stillwater Mine to approximately $250 million and the East Boulder Mine to approximately $166 million, which includes their pro-rata share of the Company's processing assets.


    CHAIRMAN'S COMMENTS

    Discussing the Company's 2003 results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, "While PGM production for the year was 584,000 ounces or 5% below that projected at the beginning of the year, mine productivity improved in the fourth quarter resulting in production of 147,000 ounces of PGMs, exceeding our expectations and proving to be our best quarter in 2003. Cost controls for the year, even with the lower production, reduced total consolidated cash costs to $283 per ounce, better than the $290 per ounce expectation. Additionally, the Company successfully ramped up East Boulder mine production to 1,250 ore tons per day during the year 2003 and embarked on an expansion of its secondary metals business in the fourth quarter of 2003 by signing a contract in October with Power Mount of Kentucky.

    He continued, "The asset impairment charge recorded on December 31, 2003 recognizes the economics of the Company's operations. We have previously disclosed the possibility of an asset impairment writedown. Management and the Board concluded, in consultation with its outside advisors, that it was necessary to address the carrying value of our assets at this time in view of the reduction in ore reserves and in accordance with the accounting guidelines. The non-cash impairment charge is not expected to impact our employees, mine operations, smelting and refining operations, delivery of PGMs to our customers or our bank credit facility and mine life given the lower ore reserve, remains in excess of 20 years at both mines at current production rates.

    Mr. McAllister further stated, "With respect to the 877,000 ounces of palladium inventory received from MMC Norilsk Nickel when it acquired its initial 51% interest in the Company, the Company has now entered into contracts or has reached understandings under which all of the palladium is expected to be sold, at close to market prices, over a period of two years, primarily for use in automobile catalytic converters."

    "For the year 2004 the Company expects PGM production between 610,000 ounces and 625,000 ounces with total consolidated cash costs of approximately $275 to $290 per ounce. Production from the East Boulder Mine will be increased and is expected to average approximately 1,500 tons per day, while by year-end the rate of mining is expected to reach approximately
1,650 tons per day. The Company's capital expenditures for 2004 are expected to be approximately $81 million and includes $6 million of capital expenditures at the smelter and refinery. In the second quarter of 2004, the Columbus smelter and refinery is expected to be idled for four to six weeks for a periodic rebricking of the smelting furnace. Mine production during the rebricking will be stockpiled and subsequently processed over the remainder of the year," stated Mr. McAllister.

    Lastly McAllister reported, "I am pleased to announce that our management team will be further strengthened with the appointment of Mr. Gregory A. Wing as Vice President and Chief Financial Officer. Greg joins Stillwater with over 28 years of financial experience with natural resources companies."


    ORE RESERVES

    As of December 31, 2003, the Company's total proven and probable ore reserves are 40.4 million tons at a grade of 0.58 ounce per ton containing
23.6 million ounces of palladium and platinum at an insitu 3.6 to 1 ratio, a decrease of 7% in contained ounces from December 31, 2002. The decrease reflects a net increase of 4% in contained ounces of ore reserves at the East Boulder Mine due to favorable definition drilling and development activities during 2003, offset by a 16% reduction in the contained ounces of ore reserves at the Stillwater Mine. Decreases at the Stillwater Mine reflect adjustments in probable estimation, mine planning and economic factors resulting in reductions or reclassification of peripheral areas to mineralized material coupled with a net reduction in mined production versus ore reserve additions from drilling and development activities during 2003. Additional minor reductions due to changes in reserve estimation techniques have also been reflected.


    STILLWATER MINE

    At the Stillwater Mine, total palladium and platinum production was 106,000 ounces in the fourth quarter of 2003, compared to 111,000 ounces in the fourth quarter of 2002 as a result of the lower throughput offset by higher grades. During the quarter, a total of 205,000 tons were milled with a combined mill head grade of 0.57 ounce per ton compared to 231,000 total tons with a combined mill head grade of 0.54 ounce per ton in the fourth quarter of 2002. Total mill recovery for the fourth quarter was 91% the same as last year. The mining rate during the fourth quarter averaged approximately
2,000 tons per day as the mine implemented a long-range operating plan, which changes the mine plan from a production-driven to a cost-driven emphasis.

    For the year 2003 the mine produced a total of 428,000 ounces of palladium and platinum compared to 492,000 ounces for 2002. The lower production was the result of a 9% planned decrease in production, as well as lower than expected productivity in the mine as the operation implemented a long-range operating plan, which changed the mine plan from production driven to a cost driven emphasis.

    Total cash costs per ounce for the fourth quarter of 2003 were $273 compared with $297 for the same period in 2002 due to a $32 per ounce decrease in operating costs offset by a $8 per ounce increase in property taxes and insurance. Total production costs per ounce in the fourth quarter 2003 decreased $20, or 6%, to $334 from $354 as compared to the same period of 2002. The decrease is due to the reduction in total cash costs offset by an increase in depreciation and amortization costs of $4 per ounce.

    For the year 2003, total cash costs per ounce were $262, compared to $263 for 2002. Total consolidated production costs per ounce produced increased to $322 from $318 in 2003 as compared to 2002. The increase is due to an increase in depreciation and amortization of $5 per ounce due to lower overall production level.

    During the fourth quarter of 2003 capital expenditures at the mine were $10.6 million and total capital spending for the year was $42.1 million of which $9.7 million and $38.8 million, respectively, were incurred in connection with capitalized mine development.

    At the Stillwater Mine, as of December 31, 2003, proven and probable ore reserves total 17.5 million tons at a grade of 0.66 ounce per ton, containing
11.5 million ounces of palladium and platinum at an insitu ratio of 3.4 to 1. The contained ounces of ore reserves reduced 16% from adjustments to probable estimation factors and reclassification of several peripheral areas to mineralized material due to economic factors, a net reduction in mined production versus ore reserve additions and modifications to methods used in estimating tons and grade.

    For 2004, the Company expects the Stillwater Mine to produce approximately 430,000 ounces of palladium and platinum from mining ore at an average rate of approximately 1,970 tons per day. Total cash costs are expected to be approximately $265 per ounce, while capital expenditures are expected to be approximately $52 million.


    EAST BOULDER MINE

    During the fourth quarter of 2003, the East Boulder Mine produced
41,000 ounces of palladium and platinum, a 14% increase compared to the 36,000 ounces produced in the fourth quarter of 2002. The mining rate averaged 1,315 tons per day for the quarter. A total of 121,000 tons of ore were milled with a mill head grade of 0.39 ounce per ton in the fourth quarter of 2003 compared to 101,000 tons with a mill head grade of 0.41 ounce per ton for the comparable quarter last year. Total mill recovery during the fourth quarter 2003 increased to 89% from 88% a year ago.

    For the year 2003 the mine produced 156,000 ounces of palladium and platinum compared to 125,000 ounces for 2002. The increase in production is the result of ramping up production 25% at the mine. The mine produced at an average of 1,247 tons per day, compared to 1,000 tons per day in 2002.

    Total cash costs per ounce in the fourth quarter of 2003 decreased 11%, to $322 compared to $360 per ounce for the same period in 2002 due to the higher production rates and lower operating costs per ounce. Total production costs per ounce in the fourth quarter 2003 decreased $26 to $420 from $446 for the same period of 2002. The decrease is due to the lower total cash costs per ounce as a result of the higher production rate offset by an increase in depreciation and amortization costs of $12 per ounce.


    For the year 2003, total cash costs per ounce decreased 10%, to $343 from $381 and total production costs per ounce decreased to $441 from $478 due to lower operating costs as a result of the higher production rate.

    Capital expenditures at the mine for fourth quarter were $3.5 million and capital spending for the year was $13.0 million of which $3.0 million and $10.0 million, respectively, were incurred in connection with capitalized mine development.

    At December 31, 2003, proven and probable ore reserves at the East Boulder Mine increased approximately 4% to a total of 22.9 million tons at a grade of
0.53 ounce per ton, containing 12.1 million ounces of palladium and platinum at an insitu ratio of 3.7 to 1. The proven and probable ore reserve increase is due to the underground development and diamond drilling activities during 2003, which resulted in increasing the proven ore reserve tonnage while lowering the average grade to 0.43 ounce per ton from 0.48 ounce per ton. The majority of the increase was in the probable ore reserve category as both tonnage and contained ounces increased.

    At East Boulder for 2004, the mine is expected to operate at an average rate of 1,500 tons per day, and produce about 190,000 ounces of PGMs at an expected total cash cost of approximately $310 per ounce. Capital expenditures for 2004 are expected to be approximately $22 million.

    The 1,500-ton per day rate is expected to be realized as the Company continues to ramp up the production rate at the East Boulder Mine through 2004 and by year-end the mining rate is expected to be at approximately 1,650 tons per day. The Company is considering a further ramp up of production at the East Boulder Mine over a period of time to eventually achieve its 2,000-ton per day design rate.


    FINANCES AND LIQUIDITY

    Revenues were $60.5 million for the fourth quarter of 2003 compared with $58.6 million for the fourth quarter of 2002, a 3% increase, which is the result of a 7% increase in the quantity of metal sold, offset by a 4% decrease in the Company's combined realized palladium and platinum prices. For the year 2003 revenues were $240.2 million compared with $275.6 million for 2002, a 13% decrease, which is the result of a 10% decrease in combined realized palladium and platinum prices and a 4% decrease in the quantity of metal sold.

    The Company recognized a non-cash charge of $78.6 million in the 2003 fourth quarter and year-end results to record a valuation allowance for the amount of the deferred tax assets it believes will not be used.

    Net cash provided by operations for the fourth quarter 2003, was $10.5 million compared to $6.1 million for the comparable period of 2002. The increase was primarily a result of an increase in net income of $4.6 million excluding the effects of the non-cash impairment charge.

    For the year ended December 31, 2003, net cash provided by operations was $47.2 million compared to $52.1 million for 2002. Excluding the effects of the non-cash asset impairment and deferred tax asset charges, the decrease was primarily a result of a decrease in net income of $50.3 million, offset by changes in net operating assets and liabilities of $26.3 million and an increase of non-cash expenses of $16.3 million.

    Capital expenditures totaled $14.3 million in the fourth quarter of 2003, which includes $12.7 million incurred in connection with capitalized mine development activities, compared to a total of $17.6 million, which included $10.1 million incurred in connection with capitalized mine development activities in the same period of 2002.

    For the year 2003, capital expenditures totaled $55.3 million, which includes $48.8 million incurred in connection with capitalized mine development activities, compared to $57.2 million, which included
$43.9 million incurred in connection with capitalized mine development activities in 2002.

    On June 23, 2003, the Company and MMC Norilsk Nickel (Norilsk Nickel), a Russian mining Company, completed a stock purchase transaction whereby the Company issued 45,463,222 shares of its common stock to Norimet Limited (Norimet), a wholly-owned subsidiary of Norilsk Nickel, representing 50.8% of the Company's outstanding shares. The Company received consideration from Norimet consisting of $100 million in cash and 877,169 ounces of palladium valued at $148.2 million. The aggregate value of the consideration was $248.2 million. The Company was required to use $50 million of the cash consideration to pay down its lenders under its credit agreement.

    Currently, the Company has $128.5 million outstanding under its Term B loan facility bearing interest at 7.25%. The impairment and deferred tax asset charges did not cause a breach of any covenants under the Company's bank credit facility. Under its revolving credit facility, the Company has $7.5 million outstanding as letters of credit bearing interest at 4.0%. The Company anticipates it will refinance the bank credit facility during 2004.

    At December 31, 2003, the Company continued to own the 877,169 ounces of palladium inventory received June 23, 2003 in the Norilsk stock transaction. The palladium inventory is carried on the balance sheet at $169 per ounce, which results in a carrying value $148.2 million. At December 31, 2003 the palladium market price was $195 per ounce. The Company has now entered into contracts or has reached understandings under which all of the palladium will be sold, at close to market prices, over the next two years. The Company is required to offer 50% of the proceeds from the sale of the inventory to repay loans under the Company's credit agreement. The lenders are not obligated to accept the pre-payment amount.

    The Company and Norilsk Nickel agreed to negotiate an agreement in the period following the closing of the Norilsk Nickel stock transaction under which the Company would purchase at least one million ounces of palladium annually. Negotiations concerning this agreement have not occurred but the Company anticipates discussing the subject with Norilsk Nickel during 2004.

    At December 31, 2003, the Company had cash and cash equivalents of $47.5 million, and $17.5 million was available to the Company under its revolving credit facility. The Company's working capital at December 31, 2003 was $154.7 million, compared to $46.7 million at December 31, 2002. The ratio of current assets to current liabilities was 2.4 at December 31, 2003, as compared to 1.7 at December 31, 2002.


    METALS MARKET

    During the fourth quarter of 2003 palladium traded as high as $214 per ounce and as low as $184 per ounce and the average market price was $199 per ounce, while platinum traded as high as $840 per ounce and as low as $710 per ounce and the average market price was $764 per ounce.

    The combined average market price per ounce of palladium and platinum for the fourth quarter of 2003 was $330 compared to $355 for the fourth quarter of 2002. The combined average market price for the two metals for the year 2003 was $315 per ounce compared to $384 per ounce for the same period in 2002.


    MANAGEMENT APPOINTMENT

    The Company announces the appointment of Mr. Gregory A. Wing, 54, as Vice President and Chief Financial Officer. He will be based at the Company's headquarters in Columbus, Montana commencing in March 2004. Mr. Wing, has over 28 years financial experience with natural resource companies, comes to Stillwater from Black Beauty Coal Company where he was Vice President Finance and Chief Financial Officer. He has a M.B.A. in Accounting and Finance and a Physics Degree from the University of California at Berkeley.


    Stillwater Mining Company will host its fourth quarter 2003 results conference call at 12 p.m. (noon) EST on February 27, 2004. The conference call dial-in number is 888-276-0005 (U.S.) and 612-332-0335 (International). The conference call will be simultaneously Web cast on the Internet via the Company's Web site at www.stillwatermining.com. To access the conference call on the Company's Web site go to the Investor Relations Section under Management Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's Web site or by a telephone replay, dial-in number 800-475-6701 (US) and 320-365-3844 (International), access code 722723, through March 5, 2004.


    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining Company can be found at its Web site: www.stillwatermining.com.


    This press release contains forward-looking information, which involves expressions of management's current expectations. All forward-looking information is subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ materially from management's current expectations. Information concerning factors that could cause actual results to differ materially from management's current expectations are set forth in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC. The Company disclaims any obligation to update forward-looking statements.


     Stillwater Mining Company

                      Proven and Probable Ore Reserves*
                              December 31, 2003

                                      Tons           Oz/Ton     Contained
                                      (000)          Pd + Pt      Ounces
                                                                  (000)

     Stillwater Mine
      Proven Reserves                 2,052            0.68         1,387
      Probable Reserves              15,428            0.65        10,073
       Total Stillwater Mine         17,480            0.66        11,460
     East Boulder Mine
      Proven Reserves                   660            0.43           285
      Probable Reserves              22,248            0.53        11,854
       Total East Boulder Mine       22,908            0.53        12,139
       Total Proven and Probable     40,388            0.58        23,599

     * In calculating ore reserves at December 31, 2003, the Company has applied the trailing 12-quarter combined average PGM market price of $428 which consists of a palladium price of $379 and platinum price of $586.


                         Mineralized J-M Reef Material**
                                December 31, 2003

                                                      Tons           Oz/Ton
                                                      (000)          Pd + Pt

     Stillwater Mine
      Mineralized J-M Reef Material                   68,100           0.53
     East Boulder Mine
      Mineralized J-M- Reef Material                  63,300           0.49
       Total Mineralized Material                    131,400           0.51

     ** Mineralized material is defined as a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metals. Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.


     Stillwater Mining Company
     Key Factors (Unaudited)
                                    Three months ended   Twelve months ended
                                       December 31,          December 31,
                                      2003      2002       2003      2002
     OPERATING AND COST DATA
     Consolidated:
     Ounces produced (000)
      Palladium                       113       113        450        476
      Platinum                         34        34        134        141
       Total                          147       147        584        617

     Tons milled (000)                305       292      1,185      1,257
     Mill head grade
      (ounce per ton)                0.52      0.55       0.53       0.54

     Sub-grade tons milled (000) (1)   21        40         84         74
     Sub-grade mill head grade
      (ounce per ton)                0.23      0.15       0.20       0.17

     Total tons milled (000) (1)      326       332      1,269      1,331
     Combined mill head grade
      (ounce per ton)                0.50      0.50       0.51       0.52
     Total mill recovery (%)           91        90         91         90

     Total operating costs per
      ounce                          $250      $279       $249       $256
     Total cash costs per
      ounce (2), (3)                 $287      $312       $283       $287
     Total production costs per
      ounce (2), (3)                 $358      $376       $354       $351

     Total operating costs per
      ton milled                     $113      $124       $115       $119
     Total cash costs per ton
      milled (2), (3)                $130      $139       $130       $133
     Total production costs per
      ton milled (2), (3)            $162      $167       $163       $163

     Stillwater Mine:
     Ounces produced (000)
      Palladium                        81        85        328        379
      Platinum                         25        26        100        113
       Total                          106       111        428        492

     Tons milled (000)                184       199        730        892
     Mill head grade
      (ounce per ton)                0.61      0.60       0.62       0.60

     Sub-grade tons milled (000) (1)   21        32         84         55
     Sub-grade mill head grade
      (ounce per ton)                0.23      0.14       0.20       0.16

     Total tons milled (000) (1)      205       231        814        947
     Combined mill head grade
      (ounce per ton)                0.57      0.54       0.58       0.58
     Total mill recovery (%)           91        91         91         90

     Total operating costs per
      ounce                          $239      $271       $231       $235
     Total cash costs per
      ounce (2), (3)                 $273      $297       $262       $263
     Total production costs per
      ounce (2), (3)                 $334      $354       $322       $318

     Total operating costs per
      ton milled                     $124      $131       $121       $122
     Total cash costs per ton
      milled (2), (3)                $141      $143       $138       $137
     Total production costs per
      ton milled (2), (3)            $173      $171       $169       $165


     Stillwater Mining Company
     Key Factors (continued)
     (Unaudited)
                                    Three months ended  Twelve months ended
                                       December 31,        December 31,
                                      2003      2002       2003      2002
     OPERATING AND COST DATA (Continued)

     East Boulder Mine:
     Ounces produced (000)
      Palladium                        32        28        122         97
      Platinum                          9         8         34         28
       Total                           41        36        156        125

     Tons milled (000)                121        93        455        365
     Mill head grade
      (ounce per ton)                0.39      0.42       0.39       0.39

     Sub-grade tons milled (000) (1)   --         8         --         19
     Sub-grade mill head grade
      (ounce per ton)                  --      0.22         --       0.20

     Total tons milled (000) (1)      121       101        455        384
     Combined mill head grade
      (ounce per ton)                0.39      0.41       0.39       0.38
     Total mill recovery (%)           89        88         89         88

     Total operating costs per
      ounce                          $279      $303       $299       $335
     Total cash costs per
      ounce (2), (3)                 $322      $360       $343       $381
     Total production costs per
      ounce (2), (3)                 $420      $446       $441       $478

     Total operating costs per
      ton milled                      $95      $108       $103       $110
     Total cash costs per ton
      milled (2), (3)                $110      $128       $118       $125
     Total production costs per
      ton milled (2), (3)            $143      $159       $151       $156


     (1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. Prior period amounts have been adjusted to conform to the current year presentation.
     (2) Total cash costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead, taxes other than income taxes, royalties and credits for metals produced other than palladium and platinum.) Total production costs include total cash costs plus depreciation and amortization. Income taxes, corporate general and administrative expenses and interest income and expense are not included in either total cash costs or total production costs.
     (3) Cash cost per ton and cash cost per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. Management believes cash costs per ounce and per ton provide an indicator of profitability and efficiency at each location and on a consolidated basis, as well as provide a meaningful basis to compare our results with those of other mining companies and other mining operating properties. See table "Reconciliation of Non-GAAP measures to cost of revenues."


     Stillwater Mining Company
     Key Factors (continued)
     (Unaudited)
                                    Three months ended   Twelve months ended
                                       December 31,         December 31,
                                      2003      2002       2003       2002
     SALES AND PRICE DATA

     Ounces sold (000)
      Palladium                       111       102        459        469
      Platinum                         32        32        131        143
       Total                          143       134        590        612

     Average realized price per
      ounce (4)
      Palladium                      $351      $412       $352       $436
      Platinum                       $675      $529       $602       $511
       Combined (5)                  $424      $440       $408       $454

     Average market price per
      ounce (4)
      Palladium                      $199      $285       $201       $338
      Platinum                       $764      $587       $691       $539
       Combined (5)                  $330      $355       $315       $384

     (4) The Company's average realized price represents revenues which include the impact of contract floor and ceiling prices and hedging gains and losses realized on commodity instruments and exclude contract discounts, divided by ounces sold. The average market price represents the average London PM Fix for the actual months of the period.
     (5) Stillwater Mining reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the refinery.


     Stillwater Mining Company
     Key Factors (continued)
     (Unaudited)

     Reconciliation of Non-GAAP measures to cost of revenues
     Cash cost per ton and cash cost per ounce represent Non-GAAP measurements that management uses to monitor and evaluate the performance of its mining operations. Management believes cash costs per ounce and per ton provide an indicator of profitability and efficiency at each location and on a consolidated basis, as well as provide a meaningful basis to compare our results with those of other mining companies and other mining operating properties.

     (in thousands, except cost per ounce and cost per ton data)
                                  Three months ended   Twelve months ended
                                     December 31,         December 31,
                                    2003      2002       2003      2002
     Consolidated:
     Total operating costs        $36,767   $41,058   $145,381   $157,649
     Total cash costs             $42,238   $46,044   $165,457   $177,175
     Total production costs       $52,716   $55,496   $206,758   $216,673
     Divided by total ounces          147       147        584        617
     Divided by total tons milled     326       332      1,269      1,331

     Total operating cost per
      ounce                          $250      $279       $249       $256
     Total cash cost per ounce       $287      $312       $283       $287
     Total production cost per
      ounce                          $358      $376       $354       $351

     Total operating cost per
      ton milled                     $113      $124       $115       $119
     Total cash cost per ton milled  $130      $139       $130       $133
     Total production cost per
      ton milled                     $162      $167       $163       $163

     Reconciliation to cost of
      revenues:
     Total operating costs        $36,767   $41,058   $145,381   $157,649
     Royalties, taxes and other     5,471     4,986     20,076     19,526
      Total cash costs            $42,238   $46,044   $165,457   $177,175
     Asset retirement costs            88       116        342        508
     Depreciation and
      Amortization                 10,390     9,336     40,959     38,990
      Total production costs      $52,716   $55,496   $206,758   $216,673
     Change in product inventory   (2,716)   (5,196)     7,115     (6,669)
     (Gain) or loss on sale of
      assets and other costs          (11)       23         94          1
      Total cost of revenues      $49,989   $50,323   $213,967   $210,005

     Stillwater Mine:
     Total operating costs        $25,251   $30,164    $98,669   $115,561
     Total cash costs             $28,914   $33,100   $111,885   $129,355
     Total production costs       $35,362   $39,449   $137,811   $156,592
     Divided by total ounces          106       111        428        492
     Divided by total tons milled     205       231        814        947

     Total operating cost per
      ounce                          $239      $271       $231       $235
     Total cash cost per ounce       $273      $297       $262       $263
     Total production cost per
      ounce                          $334      $354       $322       $318

     Total operating cost per
      ton milled                     $124      $131       $121       $122
     Total cash cost per ton milled  $141      $143       $138       $137
     Total production cost per
      ton milled                     $173      $171       $169       $165


     Stillwater Mining Company
     Key Factors (continued)
     (Unaudited)

     (in thousands, except cost per ounce and cost per ton data)
                                   Three months ended  Twelve months ended
                                      December 31,        December 31,
                                    2003      2002       2003      2002

     Reconciliation to cost of
      revenues:
     Total operating costs        $25,251   $30,164    $98,669   $115,561
     Royalties, taxes and other     3,663     2,936     13,216     13,794
      Total cash costs            $28,914   $33,100   $111,885   $129,355
     Asset retirement costs            72        73        280        322
     Depreciation and
      Amortization                  6,377     6,276     25,646     26,915
      Total production costs      $35,363   $39,449   $137,811   $156,592
     Change in product inventory   (2,564)   (3,847)     6,155       (287)
     (Gain) or loss on sale of
      assets and other costs           (5)       20         52          2
      Total cost of revenues      $32,794   $35,622   $144,018   $156,307

     East Boulder Mine:
     Total operating costs        $11,516   $10,894    $46,712    $42,088
     Total cash costs             $13,324   $12,944    $53,572    $47,820
     Total production costs       $17,353   $16,047    $68,947    $60,081
     Divided by total ounces           41        36        156        125
     Divided by total tons milled     121       101        455        384

     Total operating cost per
      ounce                          $279      $303       $299       $335
     Total cash cost per ounce       $322      $360       $343       $381
     Total production cost per
      ounce                          $420      $446       $441       $478

     Total operating cost per
      ton milled                      $95      $108       $103       $110
     Total cash cost per ton milled  $110      $128       $118       $125
     Total production cost per
      ton milled                     $143      $159       $151       $156

     Reconciliation to cost of
      revenues:
     Total operating costs        $11,516   $10,894    $46,712    $42,088
     Royalties, taxes and other     1,808     2,050      6,860      5,732
      Total cash costs            $13,324   $12,944    $53,572    $47,820
     Asset retirement costs            16        43         62        186
     Depreciation and
      Amortization                  4,013     3,060     15,313     12,075
      Total production costs      $17,353   $16,047    $68,947    $60,081
     Change in product inventory     (152)   (1,349)       960     (6,382)
     (Gain) or loss on sale of
      assets and other costs           (6)        3         42         (1)
      Total cost of revenues      $17,195   $14,701    $69,949    $53,698


     Stillwater Mining Company
     Consolidated Balance Sheets
     (Unaudited)
     (in thousands, except share and per share amounts)
                                                  December 31,  December 31,
                                                      2003           2002
     ASSETS
      Current assets
       Cash and cash equivalents                     $47,511        $25,913
       Restricted cash equivalents                     2,650          2,250
       Inventories                                   202,485         52,058
       Accounts receivable                             3,777         18,647
       Deferred income taxes                           4,313          5,779
       Other current assets                            4,270          7,828
        Total current assets                         265,006        112,475

      Property, plant and equipment, net             419,528        794,019
      Other noncurrent assets                          6,054          7,720

        Total assets                                $690,588       $914,214

     LIABILITIES and STOCKHOLDERS' EQUITY
      Current liabilities
       Accounts payable                               $9,781        $14,310
       Accrued payroll and benefits                   10,654         10,071
       Property, production and franchise taxes
        payable                                        8,504         10,998
       Current portion of long-term debt and
        capital lease obligations                      1,935         21,461
       Long-term debt secured by finished goods
        inventory                                     74,106             --
       Accrued restructuring costs                       680          1,926
       Other current liabilities                       4,610          7,017
        Total current liabilities                    110,270         65,783

      Long-term debt and capital lease obligations    85,445        198,866
      Deferred income taxes                           12,586         80,615
      Other noncurrent liabilities                    11,263          9,736
        Total liabilities                            219,564        355,000

      Commitments and Contingencies

      Stockholders' equity
       Preferred stock, $0.01 par value,
        1,000,000 shares authorized; none issued          --             --
       Common stock, $0.01 par value, 200,000,000 and
        100,000,000 shares authorized; 89,849,239 and
        43,587,107 shares issued and outstanding         899            436
       Paid-in capital                               592,974        351,605
       Retained earnings                            (122,029)       209,504
       Accumulated other comprehensive loss             (820)        (1,405)
       Unearned compensation - restricted stock
        awards                                            --           (926)
        Total stockholders' equity                   471,024        559,214

        Total liabilities and stockholders'
         equity                                     $690,588       $914,214


     Stillwater Mining Company
     Consolidated Statements of Operations and Comprehensive Income
     (Unaudited)
     (in thousands, except per share amounts)
                                   Three months ended  Twelve months ended
                                      December 31,        December 31,
                                    2003      2002       2003       2002

     Revenues                     $60,478   $58,645   $240,229   $275,599

     Costs and expenses
      Cost of metals sold          39,599    40,987    173,008    171,015
      Depreciation and
       amortization                10,390     9,336     40,959     38,990
       Total cost of revenues      49,989    50,323    213,967    210,005

      General and administrative
       expenses                     4,315     3,627     14,513     14,205
      Norilsk Nickel transaction
       related expenses                --        --      3,043         --
      Writedown of mining
       properties                 390,295        --    390,295         --
      Restructuring costs, net       (966)       --       (966)    (5,938)
       Total costs and expenses   443,633    53,950    620,852    218,272

     Operating income            (383,155)    4,695   (380,623)    57,327

     Other income (expense)            --        --         --         --
      Interest income                 112       159        427        903
      Interest expense             (3,979)   (5,023)   (17,595)   (17,601)
     Income (loss) before income
      taxes and cumulative effect
      of accounting change       (387,022)     (169)  (397,791)    40,629

     Income tax benefit
      (provision)                 158,218      (431)   161,921     (8,945)
     Provision for valuation
      allowance for deferred tax
      assets                      (78,577)       --    (78,577)        --
     Reduction of deferred tax
      asset for net operating
      loss
      Carryforwards resulting
       from ownership change       (1,507)       --    (16,678)        --
       Total income tax benefit
        (provision)                78,134      (431)    66,666     (8,945)
     Income (loss) before
      cumulative effect of
      accounting change          (308,888)     (600)  (331,125)    31,684

     Cumulative effect of
      accounting change, net
      of income tax benefit
      of $264                          --        --       (408)        --

     Net income (loss)           (308,888)     (600)  (331,533)    31,684

     Other comprehensive
      income (loss), net of tax      (157)   (1,047)       585     (7,139)
     Comprehensive income
      (loss)                    $(309,045)  $(1,647) $(330,948)   $24,545

     Basic earnings (loss)
      per share
     Income (loss) before
      cumulative effect of
      accounting change            $(3.44)    (0.01)    $(4.88)     $0.74
     Cumulative effect of
      accounting change                --        --      (0.01)        --
     Net income (loss)             $(3.44)   $(0.01)    $(4.89)     $0.74

     Diluted earnings (loss)
      per share


     Income (loss) before
      cumulative effect of
      accounting change            $(3.44)   $(0.01)    $(4.88)     $0.74
     Cumulative effect of
      accounting change                --        --      (0.01)        --
     Net income (loss)             $(3.44)   $(0.01)    $(4.89)     $0.74
     Weighted average common
      shares outstanding
      Basic                        89,783    43,450     67,807     42,900
      Diluted                      89,783    43,484     67,807     43,004


     Stillwater Mining Company
     Consolidated Statements of Cash Flows (Unaudited)
     (in thousands)                Three months ended   Twelve months ended
                                      December 31,         December 31,
                                     2003       2002      2003       2002
     Cash flows from operating
      activities
     Net income (loss)          $(308,888)    $(600) $(331,533)   $31,684
     Adjustments to reconcile
      net income to net cash
      Provided by operating
       activities:
      Depreciation and
       amortization                10,390     9,336     40,959     38,990
      Deferred income taxes       (78,185)      (25)   (66,500)     4,453
      Cumulative effect of
       accounting change               --        --        672         --
      Restructuring costs, net       (966)       --       (966)    (5,938)
      Cash paid on accrued
       restructuring costs             (3)     (140)      (280)    (3,110)
      Writedown of mining
       properties                 390,295        --    390,295         --
      Stock issued under employee
       benefit plans                1,167       859      3,456      3,407
      Amortization of debt
       issuance costs                 280       345      3,069      1,104
      Amortization of restricted
       stock compensation              --        --        670        464

     Changes in operating assets
      and liabilities:
      Inventories                 (12,433)   (5,560)    (2,214)    (9,114)
      Accounts receivable           1,680     4,884     14,870      3,126
      Accounts payable                (90)      421     (4,529)    (7,229)
      Restricted Cash                  --    (2,250)      (400)    (2,250)
      Other                         7,205    (1,196)      (354)    (3,449)
     Net cash provided by
      operating activities         10,452     6,074     47,215     52,138

     Cash flows used in
      investing activities
     Capital expenditures         (14,280)  (17,562)   (55,256)   (57,169)
     Proceeds from sale/leaseback
      transactions                     --        --         --      1,282

     Net cash used in investing
      activities                  (14,280)  (17,562)   (55,256)   (55,887)

     Cash flows from financing
      activities
      Issuance of common stock
       related to Norilsk Nickel
       transaction, net of issue
        costs (1)                      --        --     90,284         --
      Issuance of common stock,
       net of issue costs              91        --        152     56,047
      Payments on long-term debt
       and capital lease
       obligations                   (563)   (2,096)   (59,191)   (38,570)
      Payments for debt issuance
       costs                           --    (1,613)    (1,606)    (1,613)
      Other                            --    (1,113)        --     (1,113)
     Net cash provided (used)
      by financing activities        (472)   (4,822)    29,639     14,751

     Cash and cash equivalents
      Net increase (decrease)      (4,300)  (16,310)    21,598     11,002
      Balance at beginning of
       period                      51,811    42,223     25,913     14,911

     Balance at end of period     $47,511   $25,913    $47,511    $25,913

     (1)  Non-cash financing
           activities
          Fair value of common
           stock issued
           (net of issue costs)       $--       $--   $238,497        $--
          Inventory received in
           connection with the
           Norilsk Nickel
           transaction                 --        --   (148,213)        --

          Net cash received in
           Norilsk Nickel
           transaction                $--       $--    $90,284        $--




SOURCE  Stillwater Mining Company
    -0-                             02/27/2004
    /CONTACT: John W. Pearson of Stillwater Mining Company, +1-406-322-8742/ /Web site: http://www.stillwatermining.com /
    (SWC)

CO:  Stillwater Mining Company; MMC Norilsk Nickel; Norimet Limited
ST:  Montana
IN:  MNG
SU:  ERN CCA CON PER